UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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BLUCORA, INC.
(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA CATALYST, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA ALTERNATIVES LLC

ANCORA ADVISORS, LLC

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP INC.

INVERNESS HOLDINGS LLC

ANCORA HOLDINGS INC.

FREDERICK D. DISANTO

CINDY SCHULZE FLYNN

ROBERT D. MACKINLAY

KIMBERLY SMITH SPACEK

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, “Ancora”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of Blucora, Inc., a Delaware corporation (the “Company”).

Item 1: On April 6, 2021, Ancora issued the following press release:

Ancora Comments on Blucora’s Misleading Letter to Stockholders

Believes the Board of Directors is Now Pinning its Campaign on Personalized Attacks and Offensive Innuendo

Contends that a High-Functioning and Well-Governed Board of Directors Would Not Resort to Attacking a Sizable Stockholder’s Character

Releases Supplemental Slides to Ensure Stockholders Know the Real Frederick D. DiSanto – Not the Caricature Constructed by Blucora

CLEVELAND--(BUSINESS WIRE)--Ancora Holdings, Inc. (together with its affiliates, “Ancora” or “we”), which collectively with the other participants in its solicitation beneficially owns approximately 3.4% of the outstanding common stock of Blucora, Inc. (NASDAQ: BCOR) (“Blucora” or the “Company”), today issued the following supplemental slides in response to the recent attempts to smear nominee Frederick D. DiSanto: www.abetterblucora.com/stockholder-resources.

In addition, Ancora issued the following statement:

“Ancora is disappointed that Blucora’s Board of Directors has decided to continue spending stockholders’ resources on a highly-personalized, low-road campaign to smear Mr. DiSanto. In this morning’s letter, Blucora once again attacked Mr. DiSanto’s character, distorted his attempts to avert a contest and used innuendo to imply he is not attuned to the modern boardroom environment. We categorically reject Blucora’s depiction of Mr. DiSanto, who has a three-decade track record defined by collegiality, ethics and openness. We hope investors recognize that a high-functioning and well-governed Board would not be resorting to character assassination as a means of mitigating change.

As previously noted, we urge stockholders to focus on the actions, decisions and financial results that the Board of Directors has presided over. Do not allow Blucora to use distractions and diversions to deflect attention away from what matters in this contest: the incumbents’ boardroom decisions and professional records.

Each of our nominees, including Mr. DiSanto, look forward to putting this election contest behind them and working in a collaborative manner with the remaining incumbents. Stockholders have our nominees’ pledge that they will not allow the acrimony of this campaign to impact them. Our slate will build bridges in the Blucora boardroom, much like they have done throughout their careers.”

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As a reminder, Ancora is seeking to reconstitute Blucora’s 10-member Board of Directors at the Company’s Annual Meeting of Stockholders on April 21, 2021 by removing four incumbent directors and electing four highly-qualified financial services industry experts: Mr. DiSanto, Cindy Schulze Flynn, Robert D. MacKinlay and Kimberly Smith Spacek.

Ancora encourages Blucora’s stockholders and stakeholders to vote on the WHITE Proxy Card by signing, dating and returning each WHITE Proxy Card they receive. Please visit www.ABetterBlucora.com to download the Ancora slate’s presentation and obtain important information, including instructions for how to vote on the WHITE Proxy Card to elect our four-member slate.

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About Ancora

Ancora Holdings, Inc. is an employee owned, Cleveland, Ohio based holding company which wholly owns four separate and distinct SEC Registered Investment Advisers and a broker dealer. Ancora Advisors LLC specializes in customized portfolio management for individual investors, high net worth investors, investment companies (mutual funds), and institutions such as pension/profit sharing plans, corporations, charitable & “Not-for Profit” organizations, and unions. Ancora Family Wealth Advisors, LLC is a leading, regional investment and wealth advisor managing assets on behalf families and high net-worth individuals. Ancora Alternatives LLC specializes in pooled investments (hedge funds/investment limited partnerships). Ancora Retirement Plan Advisors, Inc. specializes in providing non-discretionary investment guidance for small and midsize employer sponsored retirement plans. Inverness Securities, LLC is a FINRA registered Broker Dealer.

Contacts

For Investors:

Ancora Alternatives

James Chadwick

(216) 593-5048

jchadwick@ancora.net

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

Item 2: Also on April 6, 2021, Ancora issued a supplemental presentation and posted it to www.ABetterBlucora.com, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3: Also on April 6, 2021, the following materials were posted by Ancora to www.ABetterBlucora.com: